Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

On September 9, 2013, MTR Gaming Group, Inc. (“MTR”), Eclair Holdings Company, a Nevada corporation (now Eldorado Resorts, Inc.) (“ERI”), Ridgeline Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of ERI, Eclair Acquisition Company, LLC, a Nevada limited liability company and wholly-owned subsidiary of ERI, Eldorado HoldCo LLC, a Nevada limited liability company (“Eldorado”), and Thomas Reeg, Robert Jones and Gary Carano, as the member representative thereof, entered into a definitive agreement and plan of merger, as amended on November 18, 2013, February 13, 2014 and May 13, 2014 (the “Merger Agreement”).  Pursuant to the Merger Agreement, on September 19, 2014 (the “Acquisition Date”) MTR merged with and into Ridgeline Acquisition Corp., with MTR surviving the merger (the “MTR Merger”), and Eldorado merged with and into Eclair Acquisition Company, LLC, with Eldorado surviving the merger (the “Eldorado Merger” and, together with the MTR Merger, the “Mergers”).  The transaction was completed for an estimated purchase price of $103.0 million.   See Note 2 to the unaudited pro forma condensed combined financial statements (the “Unaudited Pro Forma Financial Statements”) for additional information on the purchase consideration.

The unaudited pro forma condensed combined statements of operations (the “Unaudited Pro Forma Income Statements”) for the six months ended June 30, 2014 and the year ended December 31, 2013, give effect to the Mergers as if they had occurred on January 1, 2013 and reflect pro forma adjustments that are expected to have a continuing impact on the results of operations.

Note that certain reclassifications have been made to the historical financial statements of Eldorado and MTR to align their presentation in the Unaudited Pro Forma Financial Statements.

The Unaudited Pro Forma Financial Statements have been prepared by management for illustrative purposes only and do not purport to represent what the results of operations, balance sheet data or other financial information of ERI would have been if the Mergers had occurred as of the dates indicated or what such results will be for any future periods. The pro forma adjustments are based on the preliminary assumptions and information available at the time of the preparation of this report. The historical financial information has been adjusted to give effect to pro forma events that are: (1) directly attributable to the Mergers, (2) factually supportable, and (3) with respect to the Unaudited Pro Forma Income Statements, expected to have a continuing impact on the combined results of ERI. As such, the Unaudited Pro Forma Income Statements for the six months ended June 30, 2014 and for the year ended December 31, 2013 do not reflect non-recurring charges that will be incurred in connection with the Mergers. The Unaudited Pro Forma Income Statements also do not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the Mergers nor does it include any costs associated with severance, exit or disposal of businesses or assets, restructuring or integration activities resulting from the Mergers, as they are currently not known, and, to the extent they arise, they are expected to be non-recurring and will not have been incurred at the closing date of the Mergers. However, such costs could affect the combined company following the Mergers in the period the costs are incurred. Further, the Unaudited Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the Mergers.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2014

(Dollars in Thousands, Except Per Share Data)

	Accounting Acquirer	Accounting Acquiree
	Eldorado Historical	(As Reported) MTR Gaming Historical	Reclassification Adjustments(a)	Pro Forma Adjustments(a)		Combined Company Pro Forma
Current assets:
Cash and cash equivalents	$31,611	$104,669	$—	$(44,877	)(1)	$91,403
Restricted cash	305	7,900	—	—		8,205
Accounts receivable, net of allowance for doubtful accounts	4,257	3,693	—	—		7,950
Due from members and affiliates	361	—	—	—		361
Inventories	3,262	4,242	—	—		7,504
Deferred financing costs	—	1,642	—	(1,642	)(2)	—
Prepaid expenses and other current assets	2,383	8,689	—	—		11,072
Total current assets	42,179	130,835	—	(46,519)		126,495
Property and equipment, net	174,117	362,938	—	(69,849	)(3)	467,206
Other intangible assets	20,574	136,043	(586)	268,043	(4)	424,074
Goodwill	—	—	586	55,537	(4)	56,123
Deferred financing costs, net of current portion	—	5,945	—	(5,945	)(2)	—
Other assets	5,923	2,122	—	1,700	(5)	9,745
Restricted cash	5,000	—	—	—		5,000
Investment in and advances to unconsolidated affiliates	19,637	—	—	(5,378	)(6)	14,259
Non-operating real property	—	10,769	—	5,650	(3)	16,419
Assets of discontinued operations	—	184	—	—		184
	$267,430	$648,836	$—	$203,239		$1,119,505
Current liabilities:
Accounts payable	$6,262	$3,455	$—	$(135	)(10)	$9,582
Accounts payable—gaming taxes and assessments	—	8,053	3,664	—		11,717
Current portion of capital lease obligations	93	—	—	—		93
Accrued payroll and related taxes	—	5,800	4,665	(467	)(7)	9,998
Accrued interest	604	27,344	—	—		27,948
Other accrued liabilities	15,383	19,027	(8,329)	(278	)(10)	25,803
Due to members and affiliates	105	—	—	—		105
Construction project and equipment liabilities	—	274	—	—		274
Deferred income taxes	—	837	—	—		837
Liabilities of discontinued operations	—	116	—	—		116
Total current liabilities	22,447	64,906	—	(880)		86,473
Long-term debt, less current portion	168,000	559,894	—	64,983	(8)	792,877
Capital lease obligations, less current portion	8	—	—	—		8
Other regulatory gaming assessments	—	4,685	—	—		4,685
Long-term compensation	—	247	—	(247	)(7)	—
Deferred income taxes	—	19,258	—	46,541	(9)	65,799
Other long-term liabilities	1,511	429	—	—		1,940
Total liabilities	191,966	649,419	—	110,397		951,782
Stockholders’ equity:
Members’ equity	75,464	—	—	(75,464	)(11)	—
Common stock	—	—	—	464	(11)	464
Paid-in capital	—	65,843	—	101,416	(6)(7)(11)	167,259
Accumulated deficit	—	(66,538)	—	66,538	(11)	—
Accumulated other comprehensive loss	—	(112)	—	112	(11)	—
Total stockholders’ (deficit) equity	75,464	(807)	—	93,066		167,723
Non-controlling interest of discontinued operations	—	224	—	(224	)(11)	—
	75,464	(583)	—	92,842		167,723
	$267,430	$648,836	$—	$203,239		$1,119,505
Shares outstanding		28,386,084		18,025,548		46,411,632
Book value per share		$(0.02)				$3.61
Tangible book value per share		$(4.81)				$(6.73)

(a)                                 Refer to the Notes to Unaudited Pro Forma Condensed Combined Financial Statements for discussion of reclassification and pro forma adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE

SIX MONTHS ENDED JUNE 30, 2014

(Dollars in Thousands, Except Per Share Data)

	Accounting Acquirer	Accounting Acquiree
	Eldorado Historical	(As Reported) MTR Gaming Historical	Reclassification Adjustments(a)	Pro Forma Adjustments(a)		Combined Company Pro Forma
Revenues:
Gaming	$92,823	$219,606	$—	$—		$312,429
Parimutuel commissions	—	4,623	—	—		4,623
Food and beverage	30,546	19,295	(3,608)	—		46,233
Hotel	13,192	—	2,436	—		15,628
Other	3,247	6,274	1,172	—		10,693
Total revenues	139,808	249,798	—	—		389,606
Less promotional allowances	(21,029)	(10,070)	—	—		(31,099)
Net revenues	118,779	239,728	—	—		358,507
Operating expenses:
Costs of operating departments:
Gaming	56,928	129,864	(7,271)	—		179,521
Pari-mutuel commissions	—	5,225	(127)	—		5,098
Food and beverage	15,519	15,286	(1,956)	—		28,849
Hotel	3,859	—	743	—		4,602
Other	1,876	3,858	1,874	—		7,608
Marketing and promotions	—	7,115	8,863	870	(4)	16,848
General and administrative	23,324	32,410	(2,126)	—		53,608
Strategic transaction costs	2,453	904	—	(3,357	)(10)	—
Depreciation	8,274	15,489	—	(4,863	)(3)	18,900
Loss on the sale or disposal of property	—	45	—	—		45
Total operating expenses	112,233	210,196	—	(7,350)		315,079
Equity in income of unconsolidated affiliate	1,781	—	—	(492	)(6)	1,289
Operating income	8,327	29,532	—	6,858		44,717
Other income (expense):
Interest income	8	4	—	—		12
Interest expense	(7,759)	(34,781)	—	5,998	(8)	(36,542)
Income (loss) from continuing operations before income taxes	576	(5,245)	—	12,856		8,187
Provision for income taxes	—	(2,150)	—	(4,701	)(9)	(6,851)
Income (loss) from continuing operations	$576	$(7,395)	$—	$8,155		$1,336
Net (loss) income per share from continuing operations:
Basic		$(0.26)				$0.03
Diluted		$(0.26)				$0.03
Weighted average number of shares outstanding:
Basic		28,614,440				46,411,632
Diluted		28,614,440				46,518,922

(a)                                 Refer to the notes to Unaudited Pro Forma Condensed Combined Financial Statements for discussion of reclassification adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE

YEAR ENDED DECEMBER 31, 2013

(Dollars in Thousands, Except Per Share Data)

	Accounting Acquirer	Accounting Acquiree
	Eldorado Historical	(As Reported) MTR Gaming Historical	Reclassification Adjustments(a)	Pro Forma Adjustments(a)		Combined Company Pro Forma
Revenues:
Gaming	$192,379	$454,583	$—	$—		$646,962
Parimutuel commissions	—	11,163	—	—		11,163
Food and beverage	64,164	40,631	(8,974)	—		95,821
Hotel	26,934	—	5,367	—		32,301
Other	6,776	12,692	3,607	—		23,075
Total revenues	290,253	519,069	—	—		809,322
Less promotional allowances	(43,067)	(21,278)	—	—		(64,345)
Net revenues	247,186	497,791	—	—		744,977
Operating expenses:
Costs of operating departments:
Gaming	117,335	266,703	(13,873)	—		370,165
Pari-mutuel commissions	—	11,267	(514)	—		10,753
Food and beverage	31,464	31,795	(4,256)	—		59,003
Hotel	7,891	—	3,024	—		10,915
Other	3,916	8,309	3,132	—		15,357
Marketing and promotions	—	16,249	17,654	5,840	(4)	39,743
General and administrative	46,923	64,732	(5,167)	—		106,488
Strategic transaction costs	3,173	4,365	—	(7,538	)(10)	—
Depreciation	17,031	30,458	—	(256	)(3)	47,233
Loss on the sale or disposal of property	226	38	—	—		264
Total operating expenses	227,959	433,916	—	(1,954)		659,921
Equity in income of unconsolidated affiliate	3,355	—	—	(1,094	)(6)	2,261
Operating income	22,582	63,875	—	860		87,317
Other income (expense):
Interest income	16	32	—	—		48
Gain on extinguishment of debt of unconsolidated affiliate	11,980	—	—	—		11,980
Interest expense	(15,681)	(69,571)	—	11,995	(8)	(73,257)
Income (loss) from continuing operations before income taxes	18,897	(5,664)	—	12,855		26,088
Provision for income taxes	—	(3,467)	—	(11,113	)(9)	(14,580)
Income (loss) from continuing operations	$18,897	$(9,131)	$—	$1,742		$11,508
Net (loss) income per share from continuing operations:
Basic		$(0.32)				$0.25
Diluted		$(0.32)				$0.25
Weighted average number of shares outstanding:
Basic		28,272,951				46,411,632
Diluted		28,272,951				46,518,922

(a)                                 Refer to the notes to Unaudited Pro Forma Condensed Combined Financial Statements for discussion of reclassification adjustments.

Note 1—BASIS OF PRESENTATION

The Unaudited Pro Forma Financial Statements have been derived by applying pro forma adjustments to the historical unaudited consolidated interim financial statements as of and for the six months ending June 30, 2014 of MTR and Eldorado, and the historical audited consolidated financial statements as of and for the year ended December 31, 2013 of MTR and Eldorado.

The Unaudited Pro Forma Financial Statements have been prepared giving effect to the accounting acquisition of MTR by Eldorado in a transaction to be accounted for as a purchase in accordance with ASC Topic No. 805, Business Combinations. Under the acquisition method of accounting, the total estimated purchase price, calculated as described in the notes to the Unaudited Pro Forma Financial Statements, is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date.

For purposes of the Unaudited Pro Forma Financial Statements, MTR and Eldorado management have made a preliminary allocation of the estimated purchase price of the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates of their fair values, as described in the notes presented herein. A final purchase price allocation will be based on the actual net tangible and intangible assets that exist as of the Acquisition Date and will be completed after asset and liability valuations are finalized. Any final adjustments may change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in differences when compared to the pro forma adjustments included in the Unaudited Pro Forma Financial Statements presented herein. Amounts preliminarily allocated to assets and liabilities may change significantly, which could result in a material increase or decrease in pro forma depreciation or amortization expense. Estimates related to the determination of the useful lives of assets acquired may also change, which could result in a material increase or decrease in pro forma depreciation or amortization expense.

Based on the number of shares issued on the Acquisition Date, former Eldorado members have ownership of approximately 50.2% of ERI. Eldorado is the accounting acquirer of MTR, and the acquisition was treated as a reverse merger. This determination was made based on the consideration of all quantitative and qualitative factors, including the following:

•                  certain former members of Eldorado control the largest blocks of voting shares in ERI with the remaining shares of ERI being owned in smaller amounts by a diverse group of investors;

•                  all of the initial members of ERI’s board of directors were selected by Eldorado; and

•                  the Chief Operating Officer, the Chief Financial Officer and other key management of Eldorado  assumed leadership positions at ERI upon consummation of the Mergers.

The Unaudited Pro Forma Financial Statements should be read in conjunction with:

•                  the accompanying notes to the Unaudited Pro Forma Financial Statements;

•                  the separate historical audited consolidated financial statements of Eldorado as of and for the year ended December 31, 2013, incorporated by reference;

•                  the separate historical unaudited consolidated interim financial statements of Eldorado as of and for the six months ended June 30, 2014 (previously filed);

•                  the separate historical audited consolidated financial statements of MTR as of and for the year ended December 31, 2013, included in MTR’s Annual Report on Form 10-K filed on March 14, 2014 and incorporated by reference;

•                  the separate historical unaudited consolidated interim financial statements of MTR as of and for the six months ended June 30, 2014, included in MTR’s Quarterly Report on Form 10-Q filed on August 8, 2014 and incorporated by reference.

Note 2—CALCULATION OF ESTIMATED PURCHASE CONSIDERATION

The purchase consideration in a reverse acquisition is determined with reference to the value of equity that the accounting acquirer, Eldorado, would have had to issue to the owners of the accounting acquiree, MTR, to give them the same percentage interest in the combined entity. However, in reverse acquisitions that occur between a public company as the legal acquirer, and a private company as the accounting acquirer, the fair value of the legal acquirer’s publicly traded stock generally is a more reliable determination of the fair value than the fair value of the accounting acquirer’s untraded equity securities, and as such, is generally used in calculating the purchase consideration. Accordingly, the following table provides the calculation of the purchase price used in the pro forma financial statements, which was calculated using the fair value of MTR’s common stock, based on the closing stock price of $4.43 on the Acquisition Date, as well as, a reconciliation of the total share outstanding as of the Acquisition Date.

Purchase Price Calculation

ERI Outstanding Share Calculation
Shares issued to Eldorado members(i)	23,311,492
Number of MTR shares outstanding at the Acquisition Date(ii)	28,386,084
MTR RSUs that vested upon closing of the Mergers(iii)	499,179
Total ERI shares outstanding—before share repurchase	52,196,755
MTR shares acquired at $6.05 per share based on $35.0 million buyback offer	(5,785,123)
Total ERI shares outstanding at Acquisition Date	46,411,632
Eldorado % ownership	50.23%
MTR % ownership	49.77%
Consideration Transferred (dollars in thousands, except stock price)
Number of MTR shares outstanding at the Acquisition Date	28,386,084
MTR RSUs that vested upon closing of the Mergers	499,179
MTR shares acquired at $6.05 per share based on $35.0 million buyback offer	(5,785,123)
Total net MTR shares	23,100,140
FMV of MTR common stock at Acquisition Date	$4.43
Fair value of MTR shares	$102,334
Fair value of MTR stock options(iv)	677
Total consideration transferred	$103,011

(i)                                     The number of shares issued to members of Eldorado in the Eldorado Merger  as merger consideration was determined as follows pursuant to the terms of the Merger Agreement:

	LTM July 31, 2014(1)
($ in millions, except per share data)	Restated Eldorado Resorts		Silver Legacy		Total
Merger Consideration
Adjusted EBITDA	$32.3		$26.2
Adjusted EBITDA	$32.3		$26.2
EV / EBITDA Multiple	6.81	x	6.81	x
Implied Enterprise Value	$220.2		$178.3
Less: Eldorado Resorts Total Debt(2)	(168.0)
Less: Eldorado Resorts Capital Leases and Interest Payable(3)	(3.8)
Plus: Eldorado Resorts Excess Cash and Cash Equivalents(4)	17.1
Plus: Restricted Cash Required for Silver Legacy Credit Support, if Applicable	5.0
Eldorado Resorts Closing Net Working Capital Surplus (Shortfall) to Target Net Working Capital	$6.6
Less: Silver Legacy Adjusted Total Debt(5)			(103.9)
Less: Silver Legacy Accrued Interest			(2.2)
Plus: Silver Legacy Excess Cash and Cash Equivalents(4)			18.6
Silver Legacy Closing Net Working Capital Surplus (Shortfall) to Target Net Working Capital			1.4
Silver Legacy Equity Value			$92.2
Eldorado Interest			50.0%
Eldorado Equity Interest in Silver Legacy			$46.1
Plus: Eldorado Portion of Joint Venture Partner Notes			8.1
Plus: Equity True Up With MGM			5.0
Silver Legacy Component			$59.2
Merger Consideration	$77.1		$59.2		$136.3
MTR Transaction Expense Adjustment					$7.0
Eldorado Merger Consideration					$143.3
Price of Shares Issued					$6.05
Aggregate Eldorado Merger Shares					23,684,628	(7)
Noncontrolling Interest					(373,136	)(6)
Net Shares issued to Eldorado in Merger					23,311,492	(1)

(1)                                 The calculation of merger consideration payable to members of Eldorado was based on Adjusted EBITDA for the trailing twelve months ended July 31, 2014.  Working capital components and outstanding debt were estimated as of the Acquisition Date and are subject to change based on a post-merger report review to be completed within 45 days from the Acquisition Date.  Pursuant to the terms of the Merger Agreement, 330,579 of the 23,311,492 shares of ERI Stock otherwise issuable to the prior members of Eldorado will be held in escrow to satisfy potential purchase price adjustments in favor of ERI, as more fully described in “The Merger Agreement — Merger Consideration; Conversion of Shares and Membership Interests” in the Registration Statement, incorporated herein by reference.  If there is a purchase price adjustment in favor of ERI, a number of the escrowed shares of ERI Stock equal to the amount of the purchase price adjustment divided by $6.05 will be returned to ERI and canceled, and the remaining portion of the escrowed shares of ERI Stock, if any, will be disbursed to the prior members of Eldorado.  If there is a purchase price adjustment in favor of the prior members of Eldorado, all escrowed shares of ERI Stock shall be disbursed to the prior members of Eldorado, and ERI shall issue to the prior members of Eldorado an additional number of shares of ERI Stock equal to the amount of the purchase price adjustment divided by $6.05.

(2)                                 Includes $168.0 million of 8.625% Senior Secured Notes.

(3)                                 Includes $0.04 million of Capital Lease Obligations and $3.7 million of Interest Payable.

(4)                                 Excess cash equals total cash less cage cash.

(5)                                 Includes $87.7 million Senior Credit Facility and $16.2 million face value of Joint Venture Partner Notes.

(6)                                 Noncontrolling interest representing 3.8142% in ELLC’s 50% interest in Silver Legacy not owned by Eldorado Resorts at the time of the closing of the Mergers.

(7)                                 Includes Escrowed Shares.

(ii)                              Number of shares of MTR common stock issued and outstanding immediately prior to closing.

(iii)                               Pursuant to the MTR 2010 Long-Term Incentive Plan, immediately prior to closing, all outstanding stock options and MTR RSUs vested and became immediately exercisable. All vested MTR RSUs were exchanged for one share of ERI common stock. All outstanding stock options became exercisable for shares of ERI common stock with the same terms as the previous awards.

Preliminary Purchase Price Allocation

The following table summarizes the preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed of MTR, with the excess recorded as goodwill (dollars in thousands):

Current and other assets	$89,979
Property and equipment	293,089
Goodwill	56,123
Intangible assets(i)	403,500
Other noncurrent assets	20,425
Total assets	863,116
Current liabilities	64,315
Long term debt(ii)	624,877
Deferred income taxes(iii)	65,799
Other noncurrent liabilities	5,114
Total liabilities	760,105
Net assets acquired	$103,011

(i)	Intangible assets consist of gaming licenses, trade names, and customer loyalty programs.

(ii)	Long term debt was comprised of MTR’s $570.7 million 11.50% Senior Secured Second Lien Notes due 2019.

(iii)	Deferred tax liabilities were derived based on fair value adjustments for property and equipment, identified intangibles, deferred financing costs, certain long term liabilities and long term debt.

Purchase Price Reconciliation to Goodwill (dollars in thousands)

Total Purchase Price for Accounting Purposes		$103,011
Net Assets Acquired:
MTR stockholders’ (deficit)	$(583)
Adjustment to equity for transaction costs and vesting of performance awards	(8,376)
Adjustment for MTR’s portion of cash used in share offer repurchase	(30,000)
MTR intangibles	(136,043)
Estimated adjustments to reflect assets acquired at fair value:
Property and equipment	(69,849)
Non-operating real property	5,650
Deferred financing costs	(7,587)
Gaming licenses	390,700
Trade names	8,700
Customer loyalty programs	4,100
Leased mineral rights	1,700
Estimated adjustments to reflect liabilities acquired at fair value:
Long-term debt	(64,983)
Deferred income taxes	(46,541)
		(46,888)
Goodwill resulting from Mergers		$56,123

Note 3—UNAUDITED PRO FORMA FINANCIAL STATEMENTS TRANSACTION ADJUSTMENTS

1)                                     The following table illustrates the pro forma adjustments to cash and cash equivalents for the period ended June 30, 2014 (dollars in thousands):

June 30, 2014
Historical pro forma combined balance	$136,280
Reflects MTR share repurchase at Acquisition Date(i)	(35,000)
Pay-out of performance awards under 2010 Plan(ii)	(2,659)
Pay-out of merger transaction costs(iii)	(7,218)
Cash and cash equivalents pro forma adjustments	(44,877)
Total pro forma cash and cash equivalents	$91,403

(i)                                     At the Acquisition Date, MTR stockholders elected the maximum cash consideration permitted pursuant to the terms of the Merger Agreement; therefore, the pro forma financial statements reflect the full $35.0 million reduction to cash and cash equivalents (of which $30.0 million was funded by MTR and $5.0 million was funded by Eldorado).

(ii)                                  Under the terms of the Mergers, all performance cash awards granted under the terms of MTR’s 2010 Long-Term Incentive Plan (“2010 Plan”), vested and were paid by MTR upon the closing of the Mergers. The Unaudited Pro

Forma Balance Sheet was adjusted to reflect the impact of the $2.7 million payment made by MTR upon the Acquisition Date. Further discussion regarding the 2010 Plan awards vesting and related pro forma adjustments are discussed in Adjustment 8 below.

(iii)          Eldorado and MTR anticipate incurring approximately $6.0 million and $11.7 million, respectively, for a total of $17.7 million in transaction related costs, which consist primarily of legal, financial advisor, gaming license transfer fee, accounting and consulting costs. The historical combined financial statements already reflect $10.5 million paid as of June 30, 2014. The remaining $7.2 million was shown as a pro forma reduction to cash and cash equivalents with a corresponding adjustment to accounts payable/accrued liabilities and retained earnings, as further discussed in Adjustment 11 below.

2)                                     Reflects the elimination of deferred financing costs associated with MTR’s long term debt.

3)                                     Reflects the adjustment to MTR’s historical property and equipment to the estimated fair value of the property and equipment on the acquisition date. The estimated fair values compared to net book value of property and equipment and the valuation methodologies used are as follows (dollars in thousands):

	Net Book Value	Fair Value	Pro Forma Adjustment	Valuation method
Personal property	$71,569	$75,011	$3,442	Cost approach
Buildings and improvements	223,365	207,568	(15,797)	Cost approach
Land and improvements	68,004	10,510	(57,494)	Market approach
	$362,938	$293,089	$(69,849)

The fair value of land was determined using the market approach, which considers sales of comparable assets and applies compensating factors for any differences specific to the particular assets. With respect to personal property components of the assets (gaming equipment, furniture, fixtures and equipment, computers, and vehicles) the cost approach was used, which is based on replacement or reproduction costs of the asset. Building and site improvements were valued using the cost approach using a direct cost model built on estimates of replacement cost.

The cost approach methodology reflects the contributory value of these improvements on a going concern basis in line with the purpose of the acquisition consistent with the perspective of a market participant. The income approach incorporates all tangible and intangible property and served as a ceiling for the fair values of the acquired assets of the ongoing business enterprise, while still taking into account the premise of highest and best use. In the instance where the business enterprise value developed via the income approach was exceeded by the initial fair values of the underlying assets, an adjustment to reflect economic obsolescence was made to the tangible assets on a pro rata basis to reflect the contributory value of each individual asset to the enterprise as a whole.

In determining the 25% economic obsolescence applied to the personal property value indications, primary consideration was given to the anticipated earnings of the property (from an EBITDA perspective) relative to the property’s historical earnings and relative to the earnings of selected guideline companies. Each tangible asset of the applicable property was reduced by the same 25% economic obsolescence factor with the exception of the recently- completed construction at Scioto Downs and construction in progress (CIP). Due to the nature of the CIP assets, the short period of time that has elapsed since the construction occurred, and the absence of any plans to abandon these projects, these assets were included at original cost. CIP represents less than 1% of the total tangible asset value. The resulting tangible asset values, in conjunction with the fair values of the other assets, were representative of the total value of the overall properties indicated by the income approach.

In addition, a fair value adjustment of $5.7 million was recorded to non-operating real property utilizing a sales comparison approach. As the adjustment to fair value was related to non-operating land, there was no adjustment to depreciation expense.

Adjustments to depreciation expense for property and equipment were based on comparing the historical depreciation recorded during the periods presented to the revised depreciation. The revised depreciation was calculated by dividing, on a straight line basis, the fair value assigned to MTR’s property and equipment by the estimated remaining useful lives assigned to the assets. For the six months ended June 30, 2014 pro forma depreciation expense decreased $4.9 million due to a reduction in the overall fair value in property and equipment, as well as the impact of an increase in the remaining useful life assigned to certain assets. For the year ended

December 31, 2013, pro forma depreciation expense decreased $0.3 million due to a reduction in the overall fair value in property and equipment, as well as the impact of an increase in the remaining useful life assigned to certain assets, offset in part by additional depreciation associated with assets assigned a remaining useful life of one year or less.

4)           The transaction resulted in an increase to the balance of the intangible assets primarily due to an increase in the gaming license intangible assets and the addition of the trade name and InClub player development program intangible assets. Each of MTR’s facilities (Mountaineer Park, Presque Isle Downs and Scioto Downs) is required to maintain gaming and racing licenses. The gaming and racing licenses of each property were valued in aggregate for each respective property, as these licenses are considered to be the most significant asset of the Company and the gaming licenses could not be obtained without holding the racing licenses. Therefore, a market participant would consider the licenses in aggregate. The estimated fair values of the identifiable intangible assets; their estimated useful lives and valuation methodology are as follows (dollars in thousands):

	Historical Carrying Value	Fair Value	Pro Forma Adjustment	Useful life	Valuation method
Gaming licenses (indefinite-lived)	$135,457	$390,700	$255,243	N/A	Multi-period excess earnings
Trade names	—	8,700	8,700	5	Relief-from-royalty
Customer loyalty programs	—	4,100	4,100	1	Replacement cost and lost profits
	$135,457	$403,500	$268,043

The value of the gaming licenses increased from $135.5 million, which reflected purchase price allocation from the Scioto Downs business combination in 2003 and the original cost of the regulatory license fees before any facility was operational, to $390.7 million, which reflects the fair value of the licenses as of the balance sheet date. The fair value of the licenses was determined using the excess earnings methodology, which is an income approach methodology that allocates the projected cash flows of the business to the gaming license intangible assets less charges for the use of other identifiable assets of MTR including working capital, fixed assets and other intangible assets. This methodology was considered appropriate as the gaming licenses are the primary asset of MTR and the licenses are linked to each respective facility. Under the respective state’s gaming legislation, the property specific licenses can only be acquired if a theoretical buyer were to acquire each existing facility. The existing licenses could not be acquired and used for a different facility. The properties’ estimated future cash flows was the primary assumption in the respective valuations. Cash flow estimates included assumptions regarding factors such as recent and budgeted operating performance, net win per unit (revenue), patron visits, growth percentages which were developed considering general macroeconomic conditions as well as competitive impacts from current and anticipated competition through a review of customer market data, operating margins, and current regulatory, social and economic climates. The most significant of the assumptions used in the valuations included: (1) revenue growth/decline percentages; (2) discount rates; (3) effective income tax rates; (4) future terminal values and (5) capital expenditure assumptions. These assumptions were developed for each property based on historical trends, the current competitive markets in which they operate, and projections of future performance and competition. The significant assumptions utilized by the properties are as follows: (1) revenue growth rates vary based on the expansion of competition and other factors in the market, with the 2014 to 2019 compound annual growth/(decline) rate at (1.77%), 1.46% and 4.57%, respectively; (2) discount rates at 8.25%, 9.00% and 13.50%, respectively; (3) effective income tax rates at 35.0%, 37.0% and 41.5%, respectively; (4) growth percentages applied to terminal values at 2.0%, 2.0% and 3.0%, respectively and (5) annual capital expenditures as a percentage of net revenues averaged 2.3%, 3.5% and 3.6%, respectively.

The remaining increases to the intangible assets are the result of the addition of other intangible assets to the balance sheet, primarily consisting of $8.7 million for the trade names and $4.1 million for the InClub player development program, and an increase in goodwill. The trade names were valued using the relief-from-royalty method using royalty rates ranging from 0.5-1.0%. The InClub program was valued using a combination of a replacement cost and lost profits analysis. The goodwill increased from $0.6 million, the result of the contingent purchase consideration associated with the 2003 Scioto Downs acquisition, to approximately $56.1 million, the result of the purchase consideration of the proposed transaction exceeding the fair values of the acquired tangible and intangible assets. A summary of the allocation of the purchase price and the calculation of goodwill is shown in further detail in Note 2, Calculation of Estimated Purchase Consideration.

Eldorado has preliminarily assigned an indefinite useful life to the gaming licenses, in accordance with its review of the applicable guidance of ASC 350. The standard required Eldorado to consider, among other things, the expected use of the asset, the expected useful life of other related asset or asset group, any legal, regulatory, or contractual provisions that may limit the useful life, Eldorado’s own historical experience in renewing similar arrangements, the effects of obsolescence, demand and other economic factors, and the maintenance expenditures required to obtain the expected cash flows. In that analysis, Eldorado determined that no legal, regulatory, contractual, competitive, economic or other factors limit the useful lives of these intangible assets. Eldorado has licenses in Pennsylvania, West Virginia and Ohio. The renewal of each state’s gaming license depends on a number of factors, including payment of certain fees and taxes, providing certain information to the state’s gaming regulator, and meeting certain inspection requirements. However, Eldorado’s historical experience has not indicated, nor does Eldorado expect, any limitations regarding its ability to continue to renew each license. No other competitive, contractual, or economic factor limits the useful lives of these assets.  Accordingly, Eldorado has preliminarily concluded that the useful lives of these licenses are indefinite.

The amortization expense related to the definite-lived intangibles of $0.9 million for the six months ended June 30, 2014 and $5.8 million for the year ended December 31, 2013, was based on the estimated fair value amortized over the respective useful lives of the intangible assets. Amortization expense is included within Marketing and Promotions expense in the Unaudited Pro Forma Statements of Operations.

5)                                     Reflects the fair value adjustment of MTR’s natural gas lease of $1.7 million. The fair value was calculated by estimating the present value of the expected future lease bonus payment anticipated upon renewal of the lease in 2016. No value was assigned to possible future gas royalties as no certainty could be placed on the future timing of drilling and extraction activities and results thereof.

6)                                     Reflects the elimination of Eldorado’s investment in Tamarack. Eldorado owned a 21.25% equity method investment in Tamarack, a Nevada limited liability company that owns and operates Tamarack Junction Casino, a casino in south Reno. Eldorado disposed their ownership of Tamarack prior to the Acquisition Date. The effect of this disposal was a decrease to the equity investment in Tamarack and historical membership equity.

The disposition resulted in an adjustment of $0.5 million and $1.1 million for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively, in the Unaudited Pro Forma Income Statements to remove the equity income attributable to Tamarack in the periods presented.

7)                                     Under the terms of the Mergers, all performance cash awards granted under the terms of MTR’s 2010 Long Term Incentive Plan vested and were paid by MTR upon the closing of the Mergers. The payment was recognized as a pre-acquisition expense by MTR, and ERI has no remaining performance cash award obligations. As of June 30, 2014, there was $1.9 million of unrecognized expense expected to be recorded upon consummation of the Mergers. The impact of the remaining expense to be recognized was included as an adjustment to reduce retained earnings and cash in the June 30, 2014 Unaudited Pro Forma Balance Sheet. In addition, the aggregate current and long-term liabilities of $0.7 million recorded in the historical balance sheet as of June 30, 2014 were adjusted to remove the liabilities and reduce cash. In aggregate, the Unaudited Pro Forma Balance Sheet as of June 30, 2014 reflects the total cash performance award payments of $2.7 million made at the Acquisition Date.

All unvested equity awards vested immediately prior to the Acquisition Date, and the previously unrecognized compensation expense of approximately $0.6 million as of June 30, 2014 related to those awards, was recognized as a pre-acquisition expense of MTR.

8)                                     The fair value of the assumed long term debt was estimated using bid prices for MTR’s 11.50% Senior Secured Second Lien Notes due 2019 as of September 19, 2014. Pro forma adjustments related to the fair value of MTR’s debt increased total debt by $65.0 million.

The following table illustrates the pro forma adjustments to interest expense for the six months ended June 30, 2014 and the year ended December 31, 2013 (dollars in thousands):

	Six months ended June 30, 2014	Year ended December 31, 2013
Elimination of deferred financing cost amortization	$821	$1,642
Elimination of debt discount amortization	1,059	2,119
Amortization of premium on fair value adjustment	4,118	8,234
Total adjustments to Interest expense, net	$5,998	$11,995

9)                                     The adjustment to deferred income tax liabilities was derived based on fair value adjustments of the assets acquired and liabilities assumed.  MTR used its statutory tax rate of 35%.

The provision for income taxes presented in the Unaudited Pro Forma Income Statements reflects provision expense on the fair value pro forma adjustments of MTR. Additionally, a pro forma adjustment was recorded to reflect the impact of the Mergers on Eldorado’s provision for income taxes. Prior to the Eldorado Merger, Eldorado was not subject to federal taxes. However, as a result of the consummation of the Mergers, Eldorado will be subject to a 35% statutory tax rate. As such, a $4.7 million and $11.1 million pro forma tax provision was recorded to reflect the post-transaction tax effect of Eldorado for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively. MTR’s consolidated effective income tax rate differs from the statutory rate due to the impact of net operating loss carryforwards, indefinite lived intangibles, and the corresponding valuation allowance considerations relevant to MTR’s deferred tax balances. The following table illustrates the pro forma tax adjustments for both Eldorado and MTR (dollars in thousands):

	Six months ended June 30, 2014
	Eldorado	MTR	Total
Pro forma adjustments	$1,961	$10,895	$12,856
Untaxed income	576	—	576
Total	2,537	10,895	13,432
Statutory rate	35%	35%	35%
Tax impact	$888	$3,813	$4,701

	Year ended December 31, 2013
	Eldorado	MTR	Total
Pro forma adjustments	$2,079	$10,776	$12,855
Untaxed income	18,897	—	18,897
Total	20,976	10,776	31,752
Statutory rate	35%	35%	35%
Tax impact	$7,342	$3,772	$11,113

10)                              Eldorado and MTR anticipate incurring approximately $6.0 million and $11.7 million, respectively, for a total of $17.7 million in transaction related costs, which consist primarily of legal, financial advisor, gaming license transfer fee, accounting and consulting costs. For the six months ended June 30, 2014 and the year ended December 31, 2013, transaction costs of $3.4 million and $7.5 million, respectively, were eliminated from the historical combined financial statements. As of June 30, 2014, the historical combined financial statements reflect cumulative expense of $10.9 million of transaction related costs, of which $0.1 million and $0.3 million were recorded within accounts payable and accrued liabilities, respectively, and $10.5 million has been paid as of June 30, 2014. The remaining $7.2 million of anticipated transaction costs was shown as a pro forma adjustment, reducing retained earnings and cash and cash equivalents. In addition, the transaction costs reflected within accounts payable and accrued liabilities were adjusted to reduce the liabilities and cash and cash equivalents.

11)                              The pro forma adjustment to stockholders’ equity reflects the  (a)  purchase price consideration of $103.0 million, (b) issuance of 46,411,632 shares of ERI common stock with a $0.01 par value,(c) payment of cash merger consideration in an amount to $35.0 million, which is accounted for as a  repurchase of $35.0 million of MTR common stock at the Acquisition Date, (c) elimination of MTR’s historical equity, (d) adjustment of Eldorado’s historical equity to reflect the equity structure of newly formed ERI and (e) reduction of membership equity resulting from the $5.4 million distribution of Tamarack.

Note 4—UNAUDITED PRO FORMA FINANCIAL STATEMENT RECLASSIFICATION ADJUSTMENTS

Certain reclassifications have been recorded to the historical financial statements of MTR Gaming Group, Inc. and Eldorado HoldCo LLC to provide comparability and consistency for the anticipated post-combined company presentation. No adjustments were necessary to conform accounting policies and procedures.

Reclassifications were made between certain current liabilities to provide consistency in presentation.

Reclassifications were made among revenue components to classify certain revenue streams consistently between the two companies. These included separating entertainment revenues from food and beverage and reclassifying to other revenue as well as presenting hotel revenues as a separate line item.

Reclassifications were also made between expense line items, such as gaming, food and beverage, hotel and other costs, as well as marketing and promotions and general and administrative. Certain reclassifications were required to remain consistent with the changes made within revenue reclassifications, as well as present costs such as surveillance, housekeeping, advertising and promotions and utilities consistently between the companies.

The reclassifications reflect the anticipated presentation of the post- combination company’s financial statements and are subject to change.